Exhibit 99.1

United Fire Group, Inc. Announces the Appointment of Dawn M. Jaffray, Chief Financial Officer
CEDAR RAPIDS, IOWA - April 6, 2015 - Today, United Fire Group, Inc. (NASDAQ: UFCS) (the "Company" or "UFG") announced the appointment of Dawn M. Jaffray, age 48, as Chief Financial Officer, effective April 27, 2015. Ms. Jaffray brings more than 27 years of experience to UFG, including extensive operational and financial experience with global publicly- and privately-held insurance- and financial services-related companies. Ms. Jaffray's business experience has been focused on insurance, finance and capital management. Ms. Jaffray will report directly to Randy A. Ramlo, President and Chief Executive Officer of UFG.
Ms. Jaffray was most recently chief financial officer of Soleil Advisory Group, specializing in operational consulting, merger and acquisition, investment and strategy. From 2007 to 2008, Ms. Jaffray was chief financial officer of Westaff, a publicly-traded international staffing firm. From 2005 to 2007, Ms. Jaffray was chief financial officer of the North America Business Unit of Dun & Bradstreet, a publicly-traded information, data and technology company. From 1999 to 2005, Ms. Jaffray was senior vice president and senior finance officer for the property and casualty business of C.N.A. Insurance, a publicly-traded insurance company. From 1993 to 1999, Ms. Jaffray was senior finance manager for Progressive Insurance and Dominion Insurance, publicly-traded property and casualty insurance companies.
Ms. Jaffray is a graduate of the University of Windsor School of Business (Finance/Accounting 1988) and is a CPA,CGA (chartered professional accountant,certified general accountant of Canada). Additionally, she is a certified investor relations officer (University of California - Irvine).
"After an extensive search with several qualified candidates, it became clear that Dawn has the qualities and experience we were searching for in a CFO candidate," stated Randy A. Ramlo, President and Chief Executive Officer. "We are excited to welcome her as part of our management team."
About United Fire Group, Inc.:
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance as well as selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent insurance agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life insurance agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.
Contact: Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com